                                                                      EXHIBIT 12





                      VIRGINIA ELECTRIC AND POWER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (thousands of dollars)

                                              Dec-95         Dec-96         Dec-97          Dec-98        Dec-99       Mar-20000
                                              ------         ------         ------          ------        ------       ---------
Net Income                                   $432,844       $457,304       $469,114        $229,873      $484,715        $500,160

Add: Income Taxes                             228,785        243,993        249,293         157,298       258,033         264,298
                                       ------------------------------------------------------------------------------------------

Total Pretax Net Income                      $661,629       $701,297       $718,406        $387,171      $742,748        $764,458
                                       ==========================================================================================

Fixed Charges:
  Interest on Long-Term Debt                  302,618        287,928        274,850         308,200       279,080         274,923
  Other Interest                               19,998         22,380         30,703               *
  Pfd distribution of
  Affiliate-Gross                               3,653         10,867         10,868          10,868        10,868          10,868
  Estimated Interest Factor
   of Rents Charged to Operating
   Expenses, Clearing and Other
   Accounts                                     6,475          6,291          8,595           6,389         6,857           6,601
                                       ------------------------------------------------------------------------------------------

Total Fixed Charges                          $332,744       $327,466       $325,015        $325,457      $296,805        $292,391
                                       ==========================================================================================


                                       ------------------------------------------------------------------------------------------
Earnings as Designed                         $994,373     $1,028,764     $1,043,421        $712,627    $1,039,553      $1,056,849
                                       ==========================================================================================

Ratio of Earnings to
   Fixed Charges                                 2.99           3.14           3.21            2.19          3.50            3.61
                                       ==========================================================================================



* beginning in 1998, Other Interest is included in the line item, Interest on long-Term Debt.